Exhibit D-10.1






September 25, 2000


Mrs. Sandra Squire
Executive Secretary
Public Service Commission
	Of West Virginia
P.O. Box 812
Charleston, WV  25323

		Re:	Case No. 00-_______________-G-PC
			Hope Gas, Inc.
			Petition for Consent and Approval of
 			Services Agreement between Affiliates

Dear Mrs. Squire:

	On Behalf of Hope Gas, Inc., enclosed, please find an original and thirteen (13) copies of a Petition of Hope
Gas, Inc. for Consent and Approval to Enter Into a Contract for Services With an Affiliated Corporation.

	I would appreciate your stamping one of the enclosed copies of this filing as "received", and returning it to me at the address listed above.

	Thank you for your attention to this matter.


						Sincerely,




						Susan G. George
						Chief Counsel





STATE OF WEST VIRGINIA
PUBLIC SERVICE COMMISSION
CHARLESTON

Case No. 00-_____________-G-PC

HOPE GAS, INC.
	Petition for Approval of Service
	Agreement Between Affiliates


PETITION OF HOPE GAS, INC. FOR CONSENT
AND APPROVAL TO ENTER INTO A CONTRACT
FOR SERVICES WITH AN AFFILIATED CORPORATION


	Hope Gas, Inc. dba Dominion Hope (hereinafter
"Dominion Hope" or "Petitioner") respectfully petitions the Commission for consent and approval to enter into a contractual arrangement with its sister affiliate, Dominion
Resource Services, Inc. (hereinafter "DRS"), in which Hope will be receiving from its affiliate a variety of management, administrative and other services. In support of this petition, Petitioner respectfully represents as follows:

1.	The name and address of the Petitioner are:

Hope Gas, Inc. dba Dominion Hope
P. O. Box 2868
Clarksburg, WV  26302-2868

2.	The name and address of the affiliate that will
be providing

certain management, administrative or other services from or to Petitioner are:

		Dominion Resources Services, Inc.
		P.O. Box 26532
		120 Tredegar Street
		Richmond, VA  23219

	Petitioner and DRS are wholly owned subsidiaries of Dominion Resources, Inc. (hereinafter "DRI"). Waiver of the requirement to produce the certificate of incorporation of DRS is hereby requested since provision of this document would serve no discernible useful purpose. DRS is not subject to the jurisdiction of this Commission.

3.	The agreement for which Dominion Hope seeks
approval in this instance is a service agreement for a
variety of administrative, management, and other services
by DRS, which will supplant an agreement between Hope Gas,
Inc. and DRS and Consolidated Natural Gas Service Company,
Inc. (hereinafter CNG Services).  The existing service
agreement was approved by this Commission by order dated
January 14, 2000, Case No. 99-1552-G-PC.
CNG Services was formed in 1966, and DRS was formed by
DRI in anticipation of the merger of DRI and Consolidated
Natural Gas Company (hereinafter "CNG").  After closing of
the merger on January 28, 2000, which was approved by this
Commission by order dated July 27, 1999, Case No. 99-0462-
G-PC, DRS and CNG Services entered into the aforementioned
existing service agreement.  To date, the DRI/CNG combined
system has been operating with two service companies, DRS
and CNG Services, both subsidiaries of DRI.  By order of
the Securities and Exchange Commission, all service
functions for the DRI/CNG combined system are to
centralized and provided by a single company no later than
March 31, 2001.  DRI has completed an analysis and review
of efficiencies to be gained by the combination of the two
service companies and proposes revisions to the
aforementioned existing agreement.  Changes will be made to
the basis of allocation to reflect what services and groups
will be in the combined services company.  Certain wording
changes will also be made to the existing services
agreement in order to update references, eliminate
unnecessary detail, and clarify the mechanics of the
methods of cost allocation.  A copy of the proposed
agreement between Dominion Hope and DRS is attached hereto
as "Exhibit A", and a comparison between the existing
agreement and the proposed agreement is attached as
"Exhibit B".
4.	The financial condition of Petitioner was
reviewed in Dominion Hope's
most recent base rate case, Case No.  98-0001-G-42T.
Waiver of the requirement to produce information on the
financial condition of DRS is hereby requested since
provision of this information would serve no discernible
useful purpose.  DRS is not subject to the jurisdiction of
this Commission.
5.	The proposed agreement will have no deleterious
effect upon Petitioner's

provision of natural gas service in West Virginia.

6.	The prayer of the Petitioner should be granted
since the proposed

agreement (i) is fair and reasonable, (ii) gives nothing party thereto an advantage over the other and (iii) is in the public interest. Furthermore, the benefits derived from this agreement will enable Petitioner to conduct its public utility business more efficiently.

	WHEREFORE, Petitioner respectfully requests that the Commission grant its consent and approval to Dominion Hope's entering into this proposed Service Agreement; that notice and hearing be dispensed with; and that the Commission grant Dominion Hope such further authority in connection with this petition as may be just and proper.

						Respectfully submitted,

						HOPE GAS, INC.






	By_________________________________
							Susan G. George, Esquire
							Chief Counsel
							Hope Gas, Inc.
							P. O. Box 2868
							Clarksburg, WV 26302-
2868
							(304) 623-8679
							West Virginia I.D. #7390

Dated:  September 25, 2000